Pangaea Logistics Solutions Initiates Quarterly Cash Dividend

NEWPORT, RI – May 20, 2019 - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL), a global provider of comprehensive maritime logistics solutions, today announced that its Board of Directors has declared an initial quarterly cash dividend of $0.035 per common share, a rate of $0.14 per share on an annualized basis, to be paid on June 11, 2019 to all shareholders of record as of June 3, 2019.

Ed Coll, Pangaea’s Chairman and CEO noted, "With a proven and defensible business model, we have remained profitable, and we have consistently reinvested those proceeds in our operations.  This is the first cash dividend paid in Pangaea’s history as a public company and demonstrates our commitment to enhancing shareholder value, including through quarterly cash dividends.   We are grateful to all of our shareholders for their support and loyalty and we look forward to continuing to execute on our proven strategy."

Peter Yu, Managing Partner of Cartesian Capital Group, said, "As Pangaea’s largest shareholder, we are thankful for Ed Coll’s continued leadership and pleased with the Company’s dedication to long-term shareholder value.  Today, with Pangaea’s first-ever quarterly dividend, we see the Company taking a further step toward becoming recognized as a leading growth and income company."  Cartesian Capital Group controls 32% of Pangaea's common shares.

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

Investor Relations Contacts
Sean Silva
Prosek Partners
646 493 9632
ssilva@prosek.com

Tom Rozycki
Prosek Partners
646 818 9208
trozycki@prosek.com